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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC  20549
                             ______________________

                                    FORM 8-K
                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):       DECEMBER 4, 1996

                      PERSONAL DIAGNOSTICS, INCORPORATED
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)


          NEW JERSEY                   0-10128                   22-2325136
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(State or other jurisdiction      (Commission File No.)        (IRS Employer
of incorporation)                                            Identification No.)

3 ENTIN ROAD                     PARSIPPANY, NEW JERSEY            07054
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      (Address of principal executive offices)                    (Zip Code)

     Registrant's telephone number, including area code:  (212) 952-9000

                                     N/A
         -------------------------------------------------------------
         (Former name or former address, if changed since last report)
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ITEM 5.  OTHER EVENTS

The focus of Personal Diagnostics, Incorporated's (the "Company") activities in the future is to remain operational anf the Company has in past quarters established a policy of limiting its exposure to speculative trading or investment activities to no more than one quarter of total assets.


The Company reaffirms its desire to reengage more substantially in standard commercial activities and continues to evaluate alternatives to achieve this obnjective.

However, as a result of what management of the Company (the "Management") considers to be a seriously overpriced stock market, the Company has removed the 25 percent guideline on the percentage of Company assets and net worth that may be exposed to speculative risk and therefore, Management may use its discretion without such limitation. As of December 4, 1996, the Company was short 60 S&P 500 Futures Contracts and was also short a variety of 360 S&P 500 Futures Index.

If the general stock market remains at current levels, the Company will not experience a material loss exposure. However, since the position held by the Comapny are speculative and highly leveraged, if the general stock market should rise further, the Company could sustain losses up to $2.5 million or approximately one-third of its net worth. Management believes the risk to reward balance is favorble, but wants shareholders to be fully aware ot the risks.

At the close of business on Decemnber 4, 1996, the Comapny would realize estimated loss of $350,000 should it liquidate the above-mentioned futures and options positions.









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                                  SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                    PERSONAL DIAGNOSTICS, INCORPORATED
                                               (Registrant)



Date: December 4, 1996              By: /s/ JOHN H. MICHAEL
                                        ------------------------------
                                        John H. Michael, Chairman
                                        President and Chief Executive Officer